[HOGAN & HARTSON L.L.P. LETTERHEAD]

June 6, 2001

EOP Operating Limited Partnership
c/o Equity Office Properties Trust
Two North Riverside Plaza
Chicago, IL 60606

Equity Office Properties Trust
Two North Riverside Plaza
Chicago, IL 60606

Ladies and Gentlemen:

            We have acted as counsel to Equity Office Properties Trust (“Equity Office”), a Maryland real estate investment trust, and EOP Operating Limited Partnership (“EOP Partnership”), a Delaware limited partnership, in connection with the execution and delivery of the Agreement and Plan of Merger dated as of February 22, 2001, (the “Agreement”) among Equity Office, EOP Partnership, Spieker Properties, Inc. (“Spieker”), a Maryland corporation, and Spieker Properties, L.P. (“Spieker Partnership”), a California limited partnership, pursuant to which Spieker will merge with and into Equity Office (the “Merger”) and Spieker Partnership will merge with and into EOP Partnership (the “Partnership Merger”). This opinion letter is being furnished to you in connection with the registration statement on Form S-4 (File No. 333-58488) containing the consent solicitation/information statement/prospectus of Equity Office, EOP Partnership and Spieker Partnership (the “Registration Statement”), filed with the Securities and Exchange Commission on April 6, 2001, as amended through the date hereof. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Agreement.

            In connection with the preparation of this opinion, we have examined and with your consent have relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement; (3) representations and certifications as to factual matters made by Equity Office and EOP Partnership to us and to Sullivan & Cromwell, counsel to Spieker, in a letter dated June 6, 2001 (the “Equity Office Letter”); (4) representations and certifications as to factual matters made by Spieker and Spieker Partnership to us and to Sullivan & Cromwell, counsel to Spieker, in a letter dated June 6, 2001 (the “Spieker Letter”); (5) the opinion, dated June 6, 2001

Equity Office Properties Trust
June 6, 2001

provided to Spieker by Morrison & Foerster, special tax counsel to Spieker, to the effect that Spieker Partnership is classified as a as a partnership for federal income tax purposes (the “Morrison & Foerster Tax Opinion”); (6) the Equity Office Declaration of Trust, as amended through the date hereof; (7) the Spieker Articles, as amended through the date hereof; (8) the EOP Partnership Agreement, as amended through the date hereof; and (9) the Spieker Partnership Agreement. In addition, we have reviewed the form of opinion to be provided to Spieker by Sullivan & Cromwell, counsel to Spieker, with respect to the tax consequences of the Partnership Merger to Spieker Partnership unitholders (the “Sullivan & Cromwell Tax Opinion”).

Assumptions and Representations

            In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

            1.       All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion letter is accurate and completely describes all material facts relevant to our opinion, and all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Partnership Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

            2.       All representations as to factual matters made in the Equity Office Letter and the Spieker Letter are true, correct, and complete and will continue to be true correct and complete as of the Effective Time. Any representation or statement made in the Equity Office Letter and the Spieker Letter “to the best of knowledge,” “to the knowledge,” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification.

            3.       Commencing with its taxable year ended December 31, 1993, Spieker Partnership has been classified, and through the Effective Time of the Merger, will continue to be classified, as a partnership for federal income tax purposes.

            4.       The Partnership Merger will be consummated in accordance with the applicable laws of California and Delaware, the Agreement and as described in the Registration Statement (including satisfaction of

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June 6, 2001

all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of EOP Partnership and Spieker Partnership will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury regulations thereunder; and the Agreement is valid and binding in accordance with its terms.

            5.       The Morrison & Foerster Tax Opinion to the effect that Spieker Partnership is classified as a partnership for federal income tax purposes has been concurrently delivered to Spieker and has not been withdrawn.

            6.       The Sullivan & Cromwell Tax Opinion, stating an opinion substantially identical in form and substance to our opinion set forth in paragraph 2 below under the heading “Opinions,” has been concurrently delivered to Spieker and has not been withdrawn.

Opinions

            Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

            1. EOP Partnership is properly treated as a partnership for federal income tax purposes and not as a corporation or as an association taxable as a corporation, throughout the period from July 11, 1997, through the date hereof;

            2. The Partnership Merger will not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a Spieker Partnership unitholder who receives only EOP Partnership units in exchange for its Spieker Partnership units and

(i)	who is a “U.S. person” (as defined for purposes of Sections 897 and 1445 of the Code);

(ii)	who does not exercise its unit redemption rights under the EOP Partnership Agreement with respect to the EOP Partnership units received in the Partnership Merger on a date sooner than the date two years after the Effective Date for the Partnership Merger;

(iii)	who does not receive a cash distribution in connection with the Partnership Merger (or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the

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June 6, 2001

prepayment of certain indebtedness of Spieker Partnership in connection with or following the Partnership Merger) in excess of such Spieker Partnership unitholder’s adjusted basis in its Spieker Partnership units at the time of the Partnership Merger;

(iv)	who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury regulations thereunder to the Partnership Merger, with the result that the Partnership Merger is treated as part of a “disguised sale” by reason of any transaction undertaken by Spieker Partnership prior to or in connection with the Partnership Merger or any debt of Spieker Partnership that is assumed or repaid in connection with the Partnership Merger; and

(v)	whose “at risk” amount does not fall below zero as a result of the Mergers.

            3. The discussion in the Registration Statement under the caption “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” sets forth the material federal income federal income tax consequences to a Spieker Partnership unitholder as a result of the Partnership Merger.

             In addition, based upon, subject to and limited by the assumptions and qualifications set forth herein, we confirm our opinions described under the caption "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement.

* * * * *

            In addition to the assumptions set forth above, our opinions are subject to the exceptions, limitations and qualifications set forth below:

            1.       These opinions represent and are based upon our best judgment regarding the application of relevant current provisions of the Code and Treasury regulations and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

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June 6, 2001

Neither EOP Partnership nor Spieker Partnership has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in these opinions. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

            2.       This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Partnership Merger or any other transaction (including the Merger or any other transaction undertaken in connection with the Merger or the Partnership Merger).

            3.       We express no opinion regarding, among other things, the tax consequences of the Partnership Merger (including the opinion set forth above) as applied to specific Spieker Partnership unitholders that may be relevant to particular Spieker Partnership unitholders depending on their specific circumstances (including whether any of the circumstances described in clauses (iii), (iv) or (v) under Opinion 2 will be considered to occur with respect to any particular Spieker Partnership unitholder or other considerations that may be relevant to Spieker Partnership unitholders who are subject to special rules, such as dealers in securities, corporate stockholders subject to the alternative minimum tax, foreign persons, and holders of units acquired pursuant to the Spieker Properties, Inc. Merit Plan or in other compensatory transactions). Moreover, we express no opinion regarding the effectiveness of guarantees of indebtedness or deficit restoration obligations entered into by Spieker Partnership unitholders to defer any taxable gain that such unitholders would recognize at the time of the Partnership Merger or thereafter. Furthermore, as discussed in the Registration Statement under the caption “MATERIAL FEDERAL INCOME TAX CONSEQUENCES – Effect of Subsequent Events,” a variety of subsequent events and transactions could cause some or all of the former Spieker Partnership unitholders to recognize all or part of the taxable gain that otherwise has been deferred through the Partnership Merger. This opinion letter does not address the tax consequences to the Spieker Partnership unitholders of such future events and transactions.

            4.       Our opinions set forth herein are based upon the description of the contemplated transactions as set forth in the Agreement and the sections of the Registration Statement captioned “THE MERGERS” and “THE MERGER

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June 6, 2001

AGREEMENT.” If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinions may become inapplicable. No opinion is expressed as to the Partnership Merger if the transactions described in the Agreement and the sections of the Registration Statement captioned “THE MERGERS” and “THE MERGER AGREEMENT” are not consummated in accordance therewith and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue these opinions is incorrect, our opinions might be adversely affected and may not be relied upon.

            This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement under the captions “LEGAL MATTERS,” “MATERIAL FEDERAL INCOME TAX CONSEQUENCES.” In giving such consent, however, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.